                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549


                                    FORM 8-K


        CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES
                            AND EXCHANGE ACT OF 1934


                         Commission File Number 0-29811

                         Date of Report: April 25, 2001



                                 NEW FOCUS, INC.
                                  (Registrant)





                      Incorporated in the State of Delaware
                I.R.S. Employer Identification Number 33-0404910
                 5215 Hellyer Avenue, San Jose, California 95138
                            Telephone: (408) 284-4700


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ITEM 5: OTHER EVENTS

The Company issued the following press release on April 25, 2001:

             NEW FOCUS ANNOUNCES FIRST QUARTER FINANCIAL RESULTS AND
                          OUTLINES RESTRUCTURING PLAN

 SAN JOSE, Calif., April 25 /PRNewswire/ -- New Focus, Inc.,
(Nasdaq: NUFO - news), a leading supplier of innovative fiber optic products for next-generation optical networks under the Smart Optics for Networks(TM) brand, today announced financial results for its first quarter ended April 1, 2001. The company indicated that first quarter results included net revenue that met the revised guidance issued by the company on March 5, 2001 and a substantial charge for inventory write-downs and related charges that widened the company's operating loss. The company further stated that second quarter results would include a restructuring charge associated with actions related to additional work force reductions and the consolidation of facilities.

First Quarter Review:

Net revenue for the first quarter of 2001 was $40.8 million, up from $33.9 million in the fourth quarter of 2000 and $9.8 million in the first quarter of 2000. During the first quarter of 2001 the company acquired JCA Technology, Inc. and Globe Y. Technology, Inc. Net revenue from these two acquisitions in the first quarter of 2001 totaled $10.9 million.

Net revenue from the company's fiber optic products in the first quarter of 2001 totaled $32.3 million, up 28% from $25.3 million in the fourth quarter of 2000. In the first quarter of 2000 fiber optic products accounted for $4.9 million of the company's net revenue. Net revenue from the company's photonics tool products in the first quarter of 2001 totaled $8.5 million, down slightly from $8.6 million in the fourth quarter of 2000. In the first quarter of 2000 photonics tool products accounted for $4.9 million of the company's net revenue.

The pro forma net loss in the first quarter of 2001, excluding amortization of acquired intangibles, deferred compensation and related income tax effects, was $31.3 million, or $0.44 per share based on 70.5 million basic shares outstanding. This pro forma net loss included a charge of $28.5 million for the write-down of excess inventories and related charges. Excluding this charge, the net loss for the first quarter was $2.8 million, or $0.04 per share based on
70.5 million basic shares outstanding. In the fourth quarter of 2000 the company reported pro forma net income of $2.6 million, or $0.04 per share based on 64.1 million diluted shares outstanding. The pro forma net loss for the first quarter of 2000 was $6.9 million, or $0.14 per share based on 47.8 million basic shares outstanding.

The pro forma calculation for the first quarter of 2001 excluded non-cash charges of $25.3 million for the amortization of deferred stock compensation, $21.4 million for the amortization of goodwill and other intangibles, and $13.4 million for the write-off of acquired in-process R&D. The deferred stock compensation charges in the fourth and first quarters of 2000 were $4.8 million and $5.5 million, respectively. The number of


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shares used in the calculation of the pro forma net loss per share for the first quarter of 2000 assumed the conversion of the company's convertible preferred stock into common stock. This conversion was completed in conjunction with the company's initial public offering in May 2000.

Without the pro forma adjustments to eliminate the goodwill and other intangibles, in-process R&D, deferred stock compensation charges and related income tax effects, the company recorded a net loss for the first quarter of 2001 of $86.3 million, or $1.22 per share based on 70.5 million basic shares outstanding. The net loss for the fourth quarter of 2000 of $2.3 million, or $0.04 per share based on 60.5 million basic shares outstanding. For the first quarter of 2000 the net loss was $12.5 million, or $2.12 per share based on 5.9 million shares outstanding. Shares outstanding for this period excluded the conversion of preferred stock into common stock.

"Like many other companies in our industry, we have experienced a downturn in our near-term business prospects due to conditions within the telecommunications industry and the U.S. economy. Our industry is currently going through a difficult inventory correction cycle created by the sudden and sharp decline in capital equipment expenditures by telecommunications carriers. As a result of lower customer demand for our products and a current lack of visibility into future order flow, we recorded a $28.5 million charge for the write-down of excess inventories and related charges in the first quarter. Excluding this charge, our gross margin percentage in the first quarter was 34.0%," said Ken Westrick, president and chief executive officer of New Focus, Inc.

The company's cash balance at the end of the first quarter was $370 million, down $116 million from the end of December. The cash consideration for the JCA acquisition and expenses associated with both the JCA and Globe Y acquisitions consumed approximately $82 million during the first quarter. The company also spent $27 million on capital expenditures primarily for facility construction projects previously initiated at its larger production facility in Shenzhen, China and its new facility in San Jose, California. The company plans to complete these leasehold improvements but will not equip these facilities until additional capacity is needed.

Business Outlook:

The company experienced additional order cancellations and push-outs during the month of April. As a result of these recent changes, the company believes that net revenue for the second quarter of 2001 will fall in the range of $28-32 million. The company previously indicated that net revenue would decline sequentially between the first and second quarters but did not specify a targeted revenue range for the second quarter.

"In addition to the steps that we took in early March, we are initiating a series of actions that will resize our operations and result in a restructuring charge that will be reflected in our second quarter financial results. These actions will include closure and consolidation of two smaller facilities and additional work force reductions in our U.S. and China operations. We will also accelerate our efforts to move more production, in particular subassemblies for our active products, offshore to Asia. We already produce nearly 100% of our passive products at our China facilities. In addition to these longer-range actions,


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we will cut our capital expenditures and continue to reduce discretionary spending. We will also significantly reduce the manufacturing build schedule at our China operations for the next two quarters to properly balance inventories with near-term demand," said Westrick.

In California the company will close its older Santa Clara facility and transfer passive product development activities to the company's newer and larger facility in San Jose. The company anticipates work force reductions at its U.S. operations of approximately 90 people, mostly manufacturing personnel. In China the company will idle its smaller production facility and consolidate activities into its larger factory. Work force reductions at the company's China operations will total approximately 450 people, mostly direct labor employees. These actions will result in work force reductions of approximately 10% and 50% at the company's U.S. and China operations, respectively. After this latest work force reduction the company's worldwide operations will employ approximately 1,200 people, down from a peak employment level of approximately 2,100 people in early March.

"Excluding the effect of the anticipated second quarter restructuring charge, we believe that our second quarter gross margin will fall into a range of 30-33% as fixed manufacturing costs are spread over lower production volumes. At the $28-32 million revenue level our pro forma net loss for the second quarter will likely fall into a range of $8-12 million. Due to the current economic climate and associated uncertainty within the telecommunications industry, we are reassessing our prior financial guidance but are currently unable to provide meaningful forecasts beyond the second quarter. In spite of this lack of visibility, we remain hopeful that we will see a gradual recovery in our business starting in the second half of this year supported by an end to the inventory correction cycle and the introduction of several new products in upcoming quarters," said Westrick.

The company is currently shipping customer qualification samples of two passive products, L-band circulators and thin film muxes. Volume revenue from these two new products is expected to begin early in the third quarter. Development activities are progressing on two additional passive products that are expected to ship in the second half of this year, a hybrid micro-optic device for next-generation optical amplifiers and an interleaver. In the third quarter the company is planning to commence shipments of a new active product line of 12.5 gigabit per second data drivers that will deliver higher drive voltages at lower power. Additionally, during the past two months the company has conducted multiple customer demonstrations of its tunable laser subsystem for network applications. Customer feedback on these demonstrations has been very positive. The company is delivering samples to customers this quarter and still expects to begin initial volume shipments of this new product in the fourth quarter of this year.

"Consistent with our strategy to expand our product portfolio of both active and passive products, we will continue to fund key product development programs that are critical to the long-term success of New Focus. With sizable cash resources, pending new product introductions and flexible upside manufacturing capacity in China, we believe that New Focus remains well positioned to exploit the long-term secular growth potential of the fiber optics industry after the current industry correction cycle runs its course," said Westrick.

Forward-Looking Statements:

This press release, and in particular the material in the section labeled "Business Outlook," contains predictions, estimates and other forward-looking statements regarding the revenue outlook for the second quarter of 2001, the anticipated gross margin performance for the second quarter of 2001, the projected pro-forma net loss for the second quarter of 2001, planned restructuring actions, expected improvements in the company's business during the second half of 2001, progress on the development of new products and anticipated shipment dates for products, and the positioning of the company for future success. These statements are subject to risks and uncertainties and actual results may differ materially from any future performance suggested. The risks and uncertainties include the difficulty of forecasting anticipated revenues due to weakness and uncertainties related to overall demand within the telecommunications industry, inventory levels within the industry, sudden and unexpected order reductions and cancellations by customers, lower backlog of customer orders, and potential pricing pressures that may arise from supply-demand conditions within the industry; the difficulty of minimizing the negative effect of lower unit volumes on gross margin performance due to the level of fixed manufacturing expenses; the challenge of managing inventory levels during periods of weakening demand; the difficulty of achieving anticipated cost reductions due to unforeseen expenses the company may incur in future quarters, an inability to reduce expenses without jeopardizing product development schedules and an inability to move sufficient volume of production offshore; any unforeseen delays in completing the development of the company's new products on a timely basis and achieving sufficient production to generate volume revenues; the company's ability to gain customer acceptance of its new products; and the company's ability to generate future revenue from new products commensurate with prior investments in research and development activities. Other risk factors that may affect the company's financial performance are listed in the company's fiscal year 2000 10-K annual report on file with the SEC. New Focus undertakes no obligation to publicly release any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

About New Focus:

New Focus designs, manufactures and markets innovative fiber optic products for next-generation optical networks. The company's Smart Optics for Networks(TM) products enhance the performance of next-generation optical networks by enabling higher channel counts, faster data rates, longer reach lengths, new service capabilities, and lower costs of ownership. Founded in 1990, the company remains a leader in the creation of advanced optical products for the commercial and research marketplaces. The company is headquartered in San Jose, California and has operations in Santa Clara and Camarillo, California, Madison, Wisconsin, and Shenzhen, People's Republic of China.


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For more information about New Focus visit the company's Internet home page at
http://www.newfocus.com, call our Investors Relations Department at 408-284-NUFO, or e-mail us at investor@newfocus.com.

                                 NEW FOCUS, INC.
                      Condensed Consolidated Balance Sheets
                            (Unaudited, in thousands)

                                                      Apr 1, 2001   Dec 31, 2000
                                                      -----------   ------------
      ASSETS
      Current Assets:
        Cash, cash equivalents and short-
         term investments                               $369,578      $485,493
        Trade accounts receivable, net                    14,852        13,835
        Inventories                                       22,222        30,385
        Other current assets                              11,214         4,805
           Total current assets                          417,866       534,518
      Property and equipment, net                         82,995        54,744
      Intangibles, net                                   334,752           577
      Other assets                                         4,225        11,105
           Total assets                                 $839,838      $600,944

      LIABILITIES AND STOCKHOLDERS' EQUITY
      Current Liabilities:
        Accounts payable                                $ 18,887      $ 21,556
        Accrued Expenses                                  18,178        10,355
        Deferred research and development
         funding                                             343           343
        Current portion of long-term debt                    238           281
           Total current liabilities                      37,646        32,535
      Long-term debt, less current portion                    92           111
      Deferred rent                                        1,302         1,188
      Long-term deferred tax liability                    20,886            --
      Stockholders' equity                               779,912       567,110
           Total liabilities and
            stockholders' equity                        $839,838      $600,944


                                 NEW FOCUS, INC.
                 Condensed Consolidated Statements of Operations
                      (In thousands, except per share data)
                                   (Unaudited)

                                                  Three Months Ended
                                         ------------------------------------
                                          Apr 1,        Dec 31,       Apr 2,
                                           2001          2000          2000
                                         --------      --------      --------
      Net revenues                       $ 40,762      $ 33,875      $  9,782
      Cost of net revenues                 55,442        23,256        10,786
      Gross profit                        (14,680)       10,619        (1,004)
                                            (36.0)%        31.3%        (10.3)%
      Operating expenses:
       Research and development, net       12,795        10,620         3,609
       Sales and marketing                  2,447         1,789         1,100
       General and administrative           6,204         3,483         1,424

                                                  Three Months Ended
                                         ------------------------------------
                                          Apr 1,        Dec 31,       Apr 2,
                                           2001          2000          2000
                                         --------      --------      --------
      Amortization of acquired
       intangibles                         34,837            --            --
      Deferred stock compensation          25,324         4,812         5,548
          Total operating expenses         81,607        20,704        11,681

      Loss from operations                (96,287)      (10,085)      (12,685)
                                           (236.2)%       (29.8)%      (129.7)%
      Interest and other income
       (expense), net                       4,994         7,834           224

      Loss before provision
       (benefit) for income taxes         (91,293)       (2,251)      (12,461)

      Provision (benefit) for
       income taxes                        (5,000)            4            --

      Net loss                           $(86,293)     $ (2,255)     $(12,461)
                                           (211.7)%        (6.7)%      (127.4)%
      Basic and diluted net
       loss per share                    $  (1.22)     $  (0.04)     $  (2.12)
      Shares used to compute basic
       and diluted net loss per share      70,460        60,463         5,891


                                 NEW FOCUS, INC.
            Pro Forma Condensed Consolidated Statements of Operations
                      (In thousands, except per share data)
                                   (Unaudited)

                                                  Three Months Ended
                                         ------------------------------------
                                          Apr 1,        Dec 31,       Apr 2,
                                           2001          2000         2000(A)
                                         --------      --------      --------
      Net revenues                       $ 40,762      $ 33,875      $  9,782
      Cost of net revenues                 55,442        23,256        10,786
      Gross profit                        (14,680)       10,619        (1,004)
                                            (36.0)%        31.3%        (10.3)%
      Operating expenses:
       Research and development, net       12,795        10,620         3,609
       Sales and marketing                  2,447         1,789         1,100
       General and administrative           6,204         3,483         1,424
          Total operating expenses         21,446        15,892         6,133

      Loss from operations                (36,126)       (5,273)       (7,137)
                                            (88.6)%       (15.6)%       (73.0)%
      Interest and other income
       (expense), net                       4,994         7,834           224

      Loss before provision (benefit)
       for income taxes                   (31,132)        2,561        (6,913)

      Provision (benefit) for
       income taxes                           175             4            --

      Net loss                           $(31,307)     $  2,557      $ (6,913)
                                            (76.8)%         7.5%        (70.7)%

                                                  Three Months Ended
                                         ------------------------------------
                                          Apr 1,        Dec 31,       Apr 2,
                                           2001          2000         2000(A)
                                         --------      --------      --------
      Pro forma basic and diluted
       net income (loss) per share
       excluding amortization of
       deferred stock compensation
       and acquired intangibles          $  (0.44)     $   0.04      $  (0.14)
      Pro forma shares used to
       compute pro forma basic and
       diluted net income (loss) per
       share                               70,460        64,124        47,830

(A) Number of shares used for the pro forma net loss per share calculation assumes the conversion of convertible preferred stock into common stock. Such conversion was completed in conjunction with the May 2000 initial public offering.


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                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on April 26, 2001.



                                 NEW FOCUS, INC.
                                  (Registrant)





DATE:  April 26, 2001                     BY:  /s/ William L. Potts, Jr.
     ----------------                        ----------------------------------
                                                   William L. Potts, Jr.
                                                   Chief Financial
                                                   Officer